UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Drapkin, Donald G
   Rio Vista Drive
   P.O. Box 1040
   Alpine, NJ  07620
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   07/20/00
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   ProxyMed, Inc.
   PILL
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)
   Director
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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None                                       |                      |                |                                               |
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
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Series C 7% Convertible |N/A*     |N/A      |Preferred convertible i|100,000  |$1.00     |D            |                           |
Preferred Stock         |         |         |nto Common w/optional &|         |          |             |                           |
                        |         |         | Mandatory conversion r|         |          |             |                           |
                        |         |         |ights                  |         |          |             |                           |
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Warrants                |07/07/01*|06/28/05 |Common Stock, par value|50,000   |$1.00**   |D            |                           |
                        |         |         | $.001                 |         |          |             |                           |
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Explanation of Responses:
*Conversion and Warrant Shares are subject to a 12-month lockup, which may be extended an additional 12 months at the discretion of the Placement
Agent.
**Subject to anti-dilution adjustments as provided in the Warrant
Agreement.
SIGNATURE OF REPORTING PERSON
Donald G. Drapkin
DATE
July 28, 2000